EXHIBIT 5.01

JEFFREY VETTER	June 11, 2012	EMAIL JVETTER@FENWICK.COM Direct Dial (650) 335-7631

Keynote Systems, Inc.

777 Mariners Island Boulevard

San Mateo, California 94404

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by  Keynote Systems, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about June 11, 2012 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of an additional 400,000 shares, par value $0.001 per share, of the Company’s Common Stock (the “Stock”) reserved for issuance under the Company’s 1999 Employee Stock Purchase Plan (the “1999 ESPP”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)                                  the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on or around June 11, 2012 (the “Restated Certificate”).

(2)                                  the Company’s Bylaws, certified by the Company’s Secretary on June 11, 2012 (the “Bylaws”).

(3)                                  the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)                                  The following minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate and the issuance and sale of the Stock were adopted and approved:  (i) the Action by Unanimous Written Consent of the Board, dated January 12, 2000, in which resolutions were adopted by the Board adopting and approving the Restated Certificate, (ii) the Action by Minutes of a meeting of the Board held on January 21, 2011, in which resolutions were adopted by the Board adopting and approving amendments to the 1999 ESPP, (iii) the Action by Written Consent of the Sole Stockholder of Keynote Systems, Inc., dated January 12, 2000, in which resolutions were adopted by the sole stockholder adopting and approving the Restated Certificate, and (iv) the records of the 2011 Annual Meeting of Stockholders of the Company relating to the approval of amendments to the 1999 ESPP.

(5)                                  the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the close of the last business day and a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated June 11, 2012 verifying the number of such issued and outstanding securities).

(6)                              A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated June 11, 2012, stating that the Company is qualified to do business and in good standing under the laws of the State of Delaware and a letter from the California Franchise Tax Board, dated June 11, 2012, stating that the Company is in good standing with that agency: together, the “Certificates of Good Standing”.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 400,000 additional shares of Stock that may be issued and sold by the Company upon the exercise of purchase rights granted or to be granted under the 1999 ESPP, when issued, sold and delivered in accordance with the 1999 ESPP and purchase agreements to be entered into thereunder and in the manner and for consideration stated in the Registration Statement and relevant Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Jeffrey Vetter
Jeffrey Vetter, a Partner